Exhibit (d)(5)

Between:

Syncona Portfolio Limited (“Ultimate Parent”)

Arnold House, PO Box 273

St Julian’s Avenue, St Peter Port

Guernsey, GY1 3RD

Channel Islands

and:

Alliance Holdco Limited (“Parent”)

8 Bloomsbury Street

London, WC1B 3SR

United Kingdom

Dated:        23 October 2022

Equity Commitment Letter

Reference is made to the Agreement and Plan of Merger, dated on or around the date of this Equity Commitment Letter (this “Letter”), between Parent, Alliance Acquisition Sub, Inc. (as Purchaser) and Applied Genetic Technologies Corporation (the “Merger Agreement”). Defined terms used in the Merger Agreement shall have the same meaning in this Letter unless otherwise stated.

Ultimate Parent hereby agrees to subscribe, in cash, at or prior to the Effective Time, for such number of ordinary shares in Parent as is equal to total subscription monies of US$23.5 million.

Upon receipt of the cleared subscription monies, Parent shall issue such shares to Ultimate Parent, issue a share certificate for such shares to Ultimate Parent and enter Ultimate Parent in the statutory registers of Parent as holder of such shares.

This Letter is governed by the laws of England and Wales and the English Courts shall have exclusive jurisdiction of any matters arising out of or in connection with this Letter.

Signed:

/s/ Dr. Christopher Hollowood
Dr. Christopher Hollowood
Authorised signatory
Syncona Portfolio Limited

/s/ Dr. Christopher Hollowood
Dr. Christopher Hollowood
Director
Alliance Holdco Limited